Exhibit 99.1

Rio Tinto

Rio Tinto Alcan

Financial community site visit

12 – 14 March 2008

Cautionary statement

This presentation has been prepared by Rio Tinto plc and Rio Tinto Limited (“Rio Tinto”) and comprises the slides for a presentation concerning Rio Tinto. By reviewing/attending this presentation you agree to be bound by the following conditions.

Forward looking statements

This presentation includes forward-looking statements. All statements other than statements of historical facts included in this presentation, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto's most recent Annual Report on Form 20-F filed with the United States Securities and Exchange Commission (the "SEC") or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this presentation. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Nothing in this presentation should be interpreted to mean that future earnings per share of Rio Tinto plc or Rio Tinto Limited will necessarily match or exceed its historical published earnings per share.

Information about BHP Billiton included in this presentation is based on public information which has not been independently verified. Certain statistical and other information about Rio Tinto included in this presentation is sourced from publicly available third party sources. As such it presents the views of those third parties, but may not necessarily correspond to the views held by Rio Tinto.

Directors’ Responsibility Statement

The Directors of Rio Tinto plc and Rio Tinto Limited accept responsibility for the information contained in this presentation, except that the only responsibility accepted in respect of information relating to BHP Billiton, which has been compiled from published sources, is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the Directors of Rio Tinto plc and Rio Tinto Limited (who have taken all reasonable care to ensure that such is the case), the information contained in this presentation is in accordance with the facts and does not omit anything likely to affect the import of such information.

Subject to the requirements of the Takeover Code, none of Rio Tinto, any of its officers or any person named in this presentation with their consent or any person involved in the preparation of this presentation makes any representation or warranty (either express or implied) or gives any assurance that the implied values, anticipated results, performance or achievements expressed or implied in forward-looking statements contained in this presentation will be achieved.

Subject to any continuing obligations under applicable law, the Takeover Code, the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange, Rio Tinto expressly disclaims any obligation to disseminate, after the date of this presentation, any updates or revisions to any statements in this presentation to reflect any change in expectations or events, conditions or circumstances on which such statements are based.

Important Information

Proforma financial information included in this presentation has not been audited and has not been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. Such proforma information has been prepared on the basis of IFRS. Actual financial results may have differed from those presented herein.

In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

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Introduction

•	Continued value delivery for shareholders

	–	2007 results delivered records across the board: production, EBITDA, underlying earnings, cash flow from operations and capital investment

•	Outlook remains excellent in Rio Tinto’s key products

•	Alcan transaction – logic clear and confirmed, integration is well underway

•	Growth and value upside

•	Unsolicited and pre-conditional acquisition offer received from BHP given careful consideration and rejected on value grounds

	–	Offer fails to recognise Rio Tinto’s outstanding assets and prospects

	–	Insufficient incentive to deviate from proven path to value creation

	–	Clear strategy and well-balanced portfolio of high quality assets with exceptional growth opportunities

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